Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of July 30, 2009, is made by and among ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP., a Delaware corporation (“AMV”), and VICTORY PARK CAPITAL ADVISORS, LLC, on behalf of one or more entities for which it acts as investment manager (“Victory Park”).

WHEREAS, AMV was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business (“Business Combination”);

WHEREAS, AMV consummated an initial public offering in August 2007 (“IPO”) in connection with which it raised gross proceeds of approximately $397 million, a significant portion of which was placed in a trust account maintained by Continental Stock Transfer and Trust Company pending the consummation of a Business Combination, or the dissolution and liquidation of AMV in the event it is unable to consummate a Business Combination on or prior to August 1, 2009;

WHEREAS, AMV has agreed to an Agreement and Plan of Reorganization (the “Acquisition”) with Great American Group, LLC pursuant to certain agreements (“Transaction Agreements”);

WHEREAS, the approval of the Acquisition is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding common shares of AMV which are present and entitled to vote at the meeting called to approve the Acquisition;

WHEREAS, pursuant to certain provisions in AMV’s certificate of incorporation, a holder of shares of AMV’s common stock issued in the IPO may, if it votes against the Acquisition, demand that AMV convert such common shares into cash (“Conversion Rights”);

WHEREAS, the Acquisition cannot be consummated if holders of 30% or more of the AMV common stock issued in the IPO exercise their Conversion Rights.

NOW, THEREFORE, the undersigned parties agree as follows:

1.	Agreement to Make Purchases of AMV Common Stock. Victory Park (and any other purchasers acceptable to Victory Park and AMV) agrees to use its reasonable best efforts to make simultaneous privately negotiated purchases of up to approximately 6.0 million shares of AMV common stock at purchase prices not to exceed $9.85 per share (at the discretion of AMV) prior to July 30, 2009, provided that AMV agrees to enter into the form of forward contract (“Forward Contract Arrangement”) attached hereto as Annex A with the purchaser of such shares of common stock in connection therewith. Purchases by Victory Park shall not begin until one business day after AMV publicly announces the entering into of this Agreement with respect to the Forward Contract Arrangement.

2.	Fees. AMV shall pay Victory Park a fee of 1.0% of the value of all shares purchased by Victory Park from third parties pursuant to forward contracts.

3.	Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses and all other out-of-pocket costs and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses; provided that AMV shall pay up to $50,000 of the documented costs and expenses incurred by Victory Park in connection with the transactions contemplated by this Agreement.

4.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.	Governing Law; Jurisdiction. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and irrevocably waive trial by jury.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ Paul D. Lapping
Name:	Paul D. Lapping
Title:	Chief Financial Officer

VICTORY PARK CAPITAL ADVISORS, LLC

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Title:	General Counsel